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Exhibit 23.1

KPMG LLP	Telephone	(514) 840-2100
Chartered Accountants	Fax	(514) 840-2187
600 de Maisonneuve Blvd. West	Internet	www.kpmg.ca
Suite 1500 Montréal, Québec H3A OA3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Akela Pharma Inc.

        We consent to the use of our report dated April 13, 2007 (except for note 22(b), which is as of October 10, 2007) included herein, with respect to the consolidated balance sheets of Akela Pharma Inc. (formerly LAB International Inc.) as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006 and to the reference to our firm under the heading "Experts" in the prospectus.

Chartered Accountants
Montréal, Canada
November 9, 2007

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

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  Exhibit 23.1